ASSIGNMENT

In consideration for the issuance of 1,777,778 fully paid and assessable restricted shares of common stock of Bearing Mineral Exploration, Inc., a Nevada corporation and other good and valuable consideration, receipt of which is hereby acknowledged, Art Agolli (the “Assignor”) hereby sell, assign, transfer, and convey to Bearing Mineral Exploration, Inc, a Nevada corporation, (the “Assignee”) all of Assignor’s right, title, and interest in and to that certain Letter Of Intent between Assignor and Sonoro Energy Ltd., dated April 12, 2012 which is attached hereto and marked “Exhibit A”.

The Assignor warrants and represents that said Letter of Intent is in full force and effect and is fully assignable.

The Assignee hereby assumes and agrees to perform all obligation of the Assignor under the Letter of Intent and hereby holds Assignor safe and harmless from any and all claims, suits or demands by any person relating to said Letter of Intent or this Assignment.

DATED: April 17, 2012.

/s/ Art Agolli
Art Agolli (Assignor)

BEARING MINERAL EXPLORATION, INC.
(Assignee)

BY:	Art Agolli
Art Agolli, President

EXHIBIT A

Artan Agolli

Suite 300, 714 – 1st Street S.E.

Calgary, Alberta T2G 2G8

CONFIDENTIAL

April 12, 2012

Sonoro Energy Ltd.

Suite 1000, 600 – 6th Avenue S.W.

Calgary, Alberta T2P 0S5

Attention: Mr. Richard Wadsworth

Letter of Intent

Dear Mr. Wadsworth:

Re: Sonoro Energy Ltd.

Further to our various discussions, we understand that Sonoro Energy Ltd. (formerly Sonic Technology Solutions Inc.) (the “Corporation”) is the holder of all of the legal and equitable rights and entitlements relating to a sonic reactor (“Sonic Reactor”) and technology and that the Corporation has developed an application utilizing the Sonic Reactor for the treatment and upgrading of heavy oil by sonicated solvent de-asphalting. We understand that the Sonic Reactors are constructed by a third party supplier with the designs provided by the Corporation. For the purposes hereof, all of the Corporation’s designs, trade secrets, know how, process and application for the use of the Sonic Reactor for the treatment and upgrading of heavy oil through sonicated solvent de-asphalting, and all related intellectual property transfer and confidentiality agreements shall be collectively hereinafter referred to as the “Technology”.

We also understand that the Corporation has established Petrosonic Albania Sha (“AlbaniaCo”) in Albania and that the Corporation is the legal and beneficial holder of the 60,000 shares (“AlbaniaCo Shares”) of Albania Co representing 83.3% of the outstanding shares of AlbaniaCo with a paid-up capital of CDN$1,500,000 and that AlbNafta Shpk is the legal and beneficial holder of the remaining 12,000 shares (the “Minority AlbaniaCo Shares”) or 16.7% of the outstanding shares of AlbaniaCo with a paid up capital of CDN$300,000. We also understand that pursuant to the terms of a Licence Agreement (the “Albania Licence”) dated June 30, 2010, the Corporation has granted certain exclusive rights to AlbaniaCo to commercialize the Technology only in Albania and that AlbaniaCo is entitled to the use of the Corporation’s Sonic Reactor (the “Albania Sonic Reactor”) located in Albania.

This Letter of Intent sets forth the basic terms and conditions of the proposed sale by the Corporation to Artan Agolli or his duly authorized nominee (the “Purchaser”) of: (a) the rights in and to the Technology and the rights to commercialize the Technology in all global jurisdictions (“Jurisdications”) except The Republic of Iraq; (the “Technology Rights”); (b) the Albania Sonic Reactor; (c) the Sonic Reactor (the “CDN Sonic Reactor”) located in Richmond, British Columbia; and (d) the AlbaniaCo Shares held by the Corporation.

Contemporaneous with completion of the remaining transactions contemplated herein, the Purchaser and the Corporation shall enter into a licence agreement (the “Iraq Licence Agreement”) for commercialization of the Technology in The Republic of Iraq, provided that under the terms of the Iraq Licence Agreement: (i) the Corporation shall not be obligated to pay the Purchaser any licence fees or royalty payments; and (ii) the Purchaser shall only be entitled to be reimbursed for its expenses, such as travel costs and the costs for personnel.

The Purchaser hereby proposes that the purchase and sale by the Corporation to the Purchaser of the Technology Rights, the Purchased Sonic Reactors and the AlbaniaCo Shares be completed at 4:30 p.m. (Calgary time) on April 30, 2012 (the “Closing Date”), or any other date and time as may be mutually agreed upon in writing by the parties herein, subject to the herein specified terms.

1.0	Purchase Price – Technology

1.1	The Purchaser shall pay to the Corporation as purchase consideration for the Technology and the Purchased Sonic Reactors an aggregate of CDN$250,000, subject to the remaining terms herein.

1.2	As additional consideration for the sale of the Technology Rights and the Purchased Sonic Reactors, the Purchaser shall pay to the Corporation, a royalty representing 10% of the Net Revenues realized by the Purchaser or any of its affiliates in all Jurisdictions for a period of 10 years from the date of commencement of Commercial Operations in each Jurisdiction.

1.3	For the purposes hereof:

(a)	“Net Revenues” shall mean the net revenues of the Purchaser or any of its affiliates in all Jurisdictions after deducting all industry standard operating expenses, including without limitation: (i) capital depreciation; (ii) taxes, fees and levies imposed by any authorized authority; and (iii) a reasonable reserve for working capital, each as reported in the appropriate financial statements of the Purchaser or its affiliates’ financial statements; and

(b)	“Commercial Operations” means the Purchaser or any of one its affiliates in any Jurisdiction processes not less than an average of 50 barrels of feed stock per day over a period of thirty (30) consecutive days utilizing the Technology.

2.0	Purchase Price – AlbaniaCo Shares

2.1	The Purchaser shall pay to the Corporation as purchase consideration for the AlbaniaCo Shares an aggregate of CDN$250,000, subject to the remaining terms herein.

3.0	Default Terms

3.1	Subject to the remaining terms herein, all rights in and to the Technology shall revert back to the Corporation and the Purchaser shall promptly take all reasonable actions and comply with all reasonable requests of the Corporation to ensure such reversion, in the event that the Purchaser or any one of its affiliates has not commenced Commercial Operations in any one (1) Jurisdiction within two (2) years of the Closing Date.

3.2	The default terms specified at Article 3.1 herein shall be extend in the event that the Purchaser or any of its affiliates is not able to carry out its business activities due to any labour strikes, political upheaval, an act of god or any other similar event of frustration that materially interrupts the Purchaser’s attempts to commence Commercial Operations in any of the Jurisdictions where the Purchaser or any of its affiliates is actively pursing Commercial Operations.

4.0	Payment Terms

4.1	The aggregate purchase consideration of CDN$500,000 for the Technology, the Purchased Sonic Reactors and the AlbaniaCo Shares shall be payable by the Purchaser to the Corporation as follows:

(a)	CDN$250,000 shall be payable in cash on the Closing Date; and

(b)	CDN$250,000 shall be payable by way of a convertible debenture (“Convertible Debenture”) of a public or private company (the “Issuer”) acceptable to the Corporation acting reasonably; or.

(c)	In the event that the Purchaser secures aggregate gross proceeds of CDN$1,750,000 or more in financing over the 24 months after the Closing then the CDN$250,000 payment specified in Article 4.1(b) herein may be paid by the Purchaser in the form of cash at the descrition of the Corporation.

4.2	The Convertible Debenture shall have the following fundamental terms:

(a)	no interest shall be payable by the Issuer;

(b)	the maturity date (the “Maturity Date”) shall be twenty-four (24) months after the Closing Date, provided that the Purchaser or the Issuer as appropriate, shall be entitled to satisfy the indebtedness at any time prior to the Maturity Date, without any prepayment penalty;

(c)	the indebtedness shall be subordinated to any future senior debt or convertible debt financing of the Issuer;

(d)	the Corporation shall have the right to convert the indebtedness into common shares of the Issuer at a conversion price equal to the issuance price of common shares under the Financing and

(e)	the Corporation shall have the rights to register the indebtedness as a security interest against all present and after acquired personal property of the Issuer or any of its affiliates in any Jurisdictions, as the Corporation may determine from time to time.

5.0	Purchase and Sale Agreements

5.1	Upon receipt by the Purchaser of a copy of this Letter of Intent, duly executed by the Corporation, the parties shall use good faith efforts to, by no later than April 23, 2012 or any other date mutually agreed upon in writing by the parties prepare an industry standard form of technology transfer agreement and a form of share purchase and sale agreement (the “Agreements”) incorporating the terms of this Letter of Intent and such other terms and conditions as deemed necessary and advisable by counsel for each of the Purchaser and the Corporation. The Agreements shall include terms providing for representations and warranties of the Corporation relating to the business and affairs of the Technology and the AlbaniaCo Shares, and that as of the Closing Date and to the knowledge of the Corporation acting diligently, there shall be no rights, claims, penalties, dues, liabilities, liens or security interests of any person, party, taxing authority or agency, or any regulatory body or authority whatsoever against the Technology, or the Purchased Sonic Reactors whether registered or not (the “Claims”), as well as indemnities (“Indemnities”) of the Corporation relating to the rights of the Technology or any Claims not disclosed to the Purchaser prior to the Closing Date but which materialize after the Closing Date.

6.0	Conditions Precedent of Purchaser

6.1	The obligations of the Purchaser to complete the transactions contemplated herein and under the terms of the Agreements are subject to the satisfaction or fulfillment as at the Closing Date or any other date specified therein, of the following conditions precedent which may in whole or in part, be unilaterally waived by the Purchaser at any time, as follows:

(a)	Up to April 23, 2012 expiring at 4:30 p.m. (Calgary time) or any other date and time mutually agreed upon in writing by the parties, the review to the sole satisfaction of the Purchaser, of the financial condition, business affairs, properties and title of the Technology, the Purchased Sonic Reactors,AlbaniaCo and the AlbaniaCo Shares, as appropriate;

(b)	By no later than the Closing Date, the Purchaser shall have secured equity financing (the “Financing”) for gross aggregate proceeds of $500,000 under terms acceptable to the Purchaser;

(c)	The Corporation shall terminate the Albania Licence, without consequence, claims or further obligation to the Corporation or AlbaniaCo thereunder;

(d)	By April 23, 2012 expiring at 4:30 p.m. (Calgary time), the Purchaser shall review and confirm that the Purchased Sonic Reactors and related material assets held by AlbaniaCo in Albania are all in good working condition;

(e)	The Corporation shall enter into a form of technical services consulting agreement for a period of up to 12 months following the Closing Date pursuant to which the Corporation will facilitate the transfer of the Technology and will provide ongoing support to the Purchaser at cost to the Purchaser for the provision of the Corporation’s personnel; and

(f)	There shall be no Claims against the Corporation in relation to the Technology, the Purchased Sonic Reactors, the AlbaniaCo Shares, or the operations previously undertaken by AlbaniaCo in Albania.

6.2	In the event that the Corporation has been advised by the Purchaser by no later than the expiry dates specified above, that one or more of the above conditions have not been satisfied, this Letter of Intent shall be terminated effective as at such date and time. In the event of termination of thisLetter of Intent in accordance with Article.1 herein, the parties shall have no further obligations hereunder, save an except for the obligations of the Purchaser at Article 10.4 herein, which shall survive the termination of thisLetter of Intent. In the event of termination of this Letter of Intent in accordance with this Article 6.2, the parties agree to and shall continue to be bound by the terms of the Confidentiality Agreement between the corporation and the Purchaser dated December 6, 2011.

7.0	Mutual Condition Precedent

7.1	The obligations of the parties to complete the transactions contemplated herein and under the terms of the Agreements, is subject to the mutual condition that as at the Closing Date:

(a)	The parties shall have obtained all applicable Canadian and Albanian federal, provincial, civic and regulatory licenses, consents and government approvals for the purchase and sale of the Technology Rights, the Purchased Sonic Reactors and the AlbaniaCo Shares;

(b)	The parties shall have finalized the terms and shall have entered into the Iraq License Agreement; and

(c)	The parties shall have finalized the terms and shall have entered into the Agreements.

7.2	In the event that the mutual conditions precedent specified at Article 7.1 herein have not been satisfied or waived by the parties by the Closing Date, this Letter of Intent may be terminated by either party on notice to the other and in which case, the parties shall have no further obligations hereunder, save an except for the obligations of the Purchaser at Article 10.4 herein, which shall survive the termination of this Letter of Intent. In the event of termination of this Letter of Intent in accordance with this Article 7.2, the parties shall continue to be bound by the terms of the Non-Disclosure Agreement between the Corporation and Pruchaser dated December 6, 2011.

8.0	Exclusivity

8.1	Upon execution by the parties of this Letter of Intent and until the Closing Date, or until this Letter of Intent is terminated pursuant to the terms herein, the Corporation shall not initiate or solicit any expressions of interest or proposals from any other person or party relating to a possible sale, assignment or licence of the Technology, or the Purchased Sonic Reactors, or a sale of the AlbaniaCo Shares, or a merger, amalgamation, arrangement or similar transaction between AlbaniaCo and any other person or party.

9.0	Conduct of Business

9.1	Upon execution of this Letter of Intent by the parties and until the Closing Date, or until this Letter of Intent is terminated pursuant to the terms herein, the Corporation shall not without the prior written consent of the Purchaser:

(a)	Authorize AlbaniaCo to issue any additional securities of any class in the authorized capital of AlbaniaCo;

(b)	Authorize AlbaniaCo to grant an option or right to any person or party to purchase any un-issued securities of any class in the authorized capital of AlbaniaCo;

(c)	Authorize AlbaniaCo to enter into any material contracts with any person or party other than in the ordinary course of business;

(d)	Pledge, lease, dispose, encumber or grant to any person or party, any interest in any of the assets, of AlbaniaCo other than in the ordinary course of business;

(e)	Operate AlbaniaCo in any manner other than a manner that is consistent with good international practices;

(f)	Authorize or be party to any transaction to pledge, dispose, encumber or grant to any person or party, any interest in and to the AlbaniaCo Shares, or any part thereof; and

(g)	Pledge, lease, dispose, encumber or grant to any person or party, any interest or licence in the Technology.

10.0	Due Diligence and Confidentiality

10.1	Upon execution by the parties of this Letter of Intent and until the Closing Date, the Corporation shall allow the Purchaser and its authorized officers, professional advisors, financiers, investors and other agents required to complete the transactions contemplated herein (collectively the “Agents”) with reasonable access to the Confidential Information (as defined below) of the Corporation relating to the Technology and AlbaniaCo which shall enable the Purchaser to confirm the financial condition, contractual obligations, and the business and corporate affairs of the Corporation relating to the Technology, AlbaniaCo and the AlbaniaCo Shares, as deemed necessary or advisable by the Purchaser, acting reasonably, in order to confirm and verify the Corporation’s representations, warranties, covenants and agreements contained herein and under the terms of the Agreements, provided that:

(a)	The Confidential Information shall be treated as strictly confidential and shall not be used by the Purchaser for any purpose other than completing the transactions contemplated herein; and

(b)	The Corporation shall not be obligated to provide any original copies of the Confidential Information to the Purchaser and the Purchaser shall take all further responsible steps until the Closing Date to ensure that the Confidential Information is only distributed to the Agents.

10.2	For the purposes hereof, Confidential Information means all information related to the Corporation and/or its affiliates (including it business, operations, assets, liabilities, plans, prospects and affairs), which is disclosed or otherwise obtained by, the Purchaser, regardless of whether such information is in oral, visual, electronic, written or other form and whether or not it is identified as “confidential”. Confidential Information does not include any information that:

(a)	Is or has become publicly available through no fault of the Purchaser;

(b)	Is or becomes available to the Purchaser on a non-confidential basis from a source other than the Corporation or its affiliates; or

(c)	Was independently acquired or developed by the Purchaser without violating the Purchaser’s obligations under this Letter of Intent or any other obligation of confidentiality they may have to the Corporation or its affiliates.

10.3	Upon acceptance by the Corporation of this Letter of Intent, the Purchaser may conduct physical inspections of the Technology and the assets of AlbaniaCo in the manner necessary for the Purchaser’s purposes provided that any Agents have been approved by the Corporation, acting reasonably, prior to their arrival.

10.4	In the event that the Letter of Intent or the Agreements are terminated for any reason whatsoever, the Purchaser shall, within five (5) business days, return to the Corporation all Confidential Information, whether in the possession of the Purchaser or the Agents, with a sworn statutory declaration in a form satisfactory to the Corporation’s solicitor, acting reasonably, stating that all Confidential Information has been returned to the Corporation without any copies being retained by the Purchaser and to the best of the Purchaser’s knowledge, without any copies being retained by any of the Agents.

11.0	Costs and Expenses

11.1	Each of the Corporation and the Purchaser shall be solely responsible for all of their respective legal, professional and any other costs and expenses related to the transactions contemplated under the terms of this Letter of Intent.

12.0	Enforceability

12.1	The governing law applicable to this Letter of Intent is the law of Alberta, and the federal laws of Canada applicable thereto. Notwithstanding that this document constitutes a letter of intent that contemplates the completion of the binding, definitive Agreements, the following terms represent binding, enforceable agreements between the parties hereto: Articles 6.1, 6.2 7.1(b), 7.1(c), 7.1(d), 8.1, 9.1, 10.1, 10.2, 10.3, 11.1, and 12.1.

13.0	Final Agreement

13.1	This Letter of Intent replaces and supercedes the Letter of Intent entered into by the Corporation on December 6, 2011 with respect to the subject matter hereof, and each of the parties hereby confirm that they have no claims against the remaining party thereundermay

14.0	Execution in Counterparts

14.1	This Letter of Intent may be signed in as many counterparts as may be necessary, each of which so signed will be deemed to be as original, and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution, will be deemed to bear the date set forth above.

If the foregoing terms relating to the purchase and sale of the Technology Rights, the Purchased Sonic Reactors and the AlbaniaCo Shares are acceptable to the Corporation, then please indicate such acceptance thereof and return to the Purchaser one (1) fully executed copy of this Letter of Intent.

Yours truly,

/s/ Art Agolli
ARTAN AGOLLI

THE FOREGOING TERMS OF THIS LETTER OF INTENT ARE HEREBY ACKNOWLEDGED AND ACCEPTED BY THE CORPORATION AS OF THIS 12th DAY OF APRIL, 2012.

SONORO ENERGY LTD.

Per:	/s/ Richard Wadsworth
Richard Wadsworth, President & CEO